UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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J. ALEXANDER’S HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA ADVISORS, LLC
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Advisors, LLC (“Ancora”) has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit withhold votes from the election of director candidates nominated by J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of shareholders.

Item 1: On June 19, 2019, Ancora issued the following press release:

ALL THREE PROXY ADVISORY FIRMS RECOMMEND J. ALEXANDER’S SHAREHOLDERS VOTE ANCORA ADVISORS’ GOLD PROXY CARD

Ancora Welcomes the Unanimous Support of ISS, Glass Lewis and Egan-Jones

Egan-Jones Cites Abysmal TSR, Poor Oversight and Conflicts of Interest; States It is Time for the Board to Consider Strategic Alternatives to Unlock Shareholder Value

ISS has Previously Stated Change is Warranted on J. Alexander’s Board Given the Company’s Relative Underperformance and Corporate Governance Shortcomings

Glass Lewis Also Pointed to J. Alexander’s Lagging Share Price and Financial Performance as well as Board’s Unresponsiveness to Ancora’s Proposal

All Three Proxy Advisory Firms Affirm that Shareholders Should Vote Ancora’s GOLD Proxy Card to WITHHOLD Votes from Timothy Janszen and Ronald Maggard

Egan-Jones Also Recommends Shareholders Vote Against Amendment to Equity Incentive Plan

Cleveland, OH – June 19, 2019 – Ancora Advisors, LLC (“Ancora”), which beneficially owns approximately 8.76% of the outstanding shares of J. Alexander’s Holdings, Inc. (NYSE: JAX) (“J. Alexander’s” or the “Company”), making it one of the Company’s largest shareholders, today announced that Egan-Jones Proxy Services (“Egan-Jones”), a leading proxy advisory firm, has endorsed its case for change at J. Alexander’s. Egan-Jones recommends that shareholders vote Ancora’s GOLD proxy card at the Company’s upcoming annual meeting on June 20, 2019 to WITHHOLD their votes from management’s incumbent nominees, Timothy Janszen and Ronald Maggard, two current members of the Board of Directors (the “Board”) of J. Alexander’s. This follows both Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) also recommending that shareholders vote Ancora’s GOLD proxy card.

Shareholders who agree that the status quo is unacceptable should vote the GOLD proxy card to WITHHOLD their votes from the re-election of Timothy Janszen and Ronald Maggard to the Board at the upcoming annual meeting. For more information pertaining to Ancora’s case for change and voting resources, please visit: www.saratogaproxy.com/Ancora.

In its full report, Egan-Jones joined ISS and Glass Lewis in reaffirming Ancora’s significant concerns regarding J. Alexander’s, ranging from its disastrous share price performance to a lack of accountability to the Board’s inherent conflicts of interest. Egan-Jones raised questions about the Board’s integrity and independence and declared that it is time for the Board and management to evaluate strategic alternatives. Egan-Jones concluded that shareholders should vote on Ancora’s GOLD proxy card.1

“We believe that there is a compelling reason to support the dissident shareholders’ solicitation given the Company’s abysmal TSR and stock performance. Since the spin-off, the Company’s performance lagged behind its peers which shows the Board’s lack of strategy and direction to lead the Company.”

“In our view, if the management nominees Timothy T. Janszen and Ronald B. Maggard are not re-elected to the Board, this will send a strong message that change is warranted in the Board room and will hold the Board and management accountable for their poor oversight of the Company’s financial and leadership issues.”

“We believe that since the failed merger with 99 restaurants, it is time for the Board and the management to consider the evaluation of strategic [alternatives] that will unlock shareholder value.”

“We note the presence of interlocking relationships and conflicts of interests that puts the Board’s integrity and independence in question. If appropriate remedy is not taken, we believe that this could lead to future acquisition deals that may compromise the best interests of the Company and its shareholders.”

Egan-Jones also recommended that shareholders vote AGAINST the amendment to J. Alexander’s 2015 Equity Incentive Plan due to, among other things, the “maximum amount of shareholder equity dilution this proposal could cause,” and recommended that the Board “work to reduce the cost of any similar plan that may be proposed in the future.”

Frederick DiSanto, Chairman and Chief Executive Officer of Ancora, commented:

“We are very pleased that Ancora’s case for change at J. Alexander’s enjoys the unanimous support of all three proxy advisory firms. We appreciate that Egan-Jones has joined ISS and Glass Lewis in recommending J. Alexander’s shareholders vote on Ancora’s GOLD proxy card to withhold their votes from Timothy Janszen and Ronald Maggard.

While J. Alexander’s Board believes that Ancora may have ‘misperceptions’ regarding the qualifications of its director candidates, there is absolutely no mistaking, as reaffirmed by all three proxy advisors, that under the leadership of the current Board (1) J. Alexander’s key financial metrics have deteriorated across the board since the spin-off in 2015, including declines in gross margin, EBIDTA margin, operating margin and ROIC, (2) the Company’s TSR has been abysmal, underperforming key market indices and leading to a wide valuation gap between J. Alexander’s and its peers, (3) the Company has no clear or credible strategic or operational direction and no discernible approach to valuation, and has provided shareholders with no transparency regarding any of these matters, and (4) J. Alexander’s corporate governance is appalling, running the gamut from highly conflicted transactions that enrich directors at the expense of shareholders to an entrenched, classified board with no female representation or diversity. We urge J. Alexander’s shareholders to tell the Board that this status quo is unacceptable, and that it is time for the Board to explore strategic alternatives focused on a sale of the Company, by voting on Ancora’s GOLD proxy card today!”

1 Permission to quote Egan-Jones was neither sought nor obtained. Emphases added.

VOTE FOR CHANGE ON THE GOLD PROXY CARD TODAY.

If you have already voted J. Alexander’s proxy card, you can change your vote by providing a later dated GOLD proxy card.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

About Ancora Advisors

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns three separate and distinct SEC Registered Investment Advisers, Ancora Advisors, LLC, Ancora Family Wealth Advisors, LLC and Ancora Retirement Plan Advisors, Inc. and Inverness Securities LLC, a broker dealer. Ancora Advisors, LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), pooled investments (hedge funds/investment limited partnerships), and institutions such as pension/profit sharing plans, corporations, charitable and “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf of families and high net-worth individuals. Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans.

Investor Contact

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

info@saratogaproxy.com